Exhibit 10.1

Eighth Amendment to
Loan Agreement

Borrowers:	CalAmp Corp., a Delaware corporation
CalAmp Wireless Networks Corporation (formerly Dataradio
Corporation), a Delaware corporation

Address:	1401 N. Rice Avenue
Oxnard, California 93030

Date:	March 1, 2013

     THIS EIGHTH AMENDMENT TO LOAN AGREEMENT is entered into between SQUARE 1 BANK (“Lender”) and the borrowers named above (jointly and severally, “Borrower”).

     The Parties agree to amend the Loan and Security Agreement between them, dated December 22, 2009 (as amended, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.) The amendments herein are all effective on the date hereof, except as otherwise set forth below.

     1. Increase in Maximum Credit Limit. The portion of Section 1 of the Schedule to the Loan Agreement, which presently reads as follows:

“(a) a total of $12,000,000 at any one time outstanding, minus the unpaid principal balance of the Term Loan from time to time outstanding (the “Maximum Credit Limit”); or”

     is amended to read as follows:

“(a) a total of $15,000,000 at any one time outstanding, minus the unpaid principal balance of the Term Loan (if any) and minus the unpaid principal balance of the New Term Loan (if any) from time to time outstanding (the “Maximum Credit Limit”); or”

     2. New Maturity Date. Section 4 of the Schedule to the Loan Agreement is amended to read as follows:

Amendment to Loan Agreement

“4. Maturity Date (Section 6.1): March 1, 2017; provided that if the New Term Loan is made, the Maturity Date shall be the fourth anniversary of the disbursement of the New Term Loan.”

     3. Reduction in Interest Rate. The portion of Section 2 of the Schedule to the Loan Agreement, which presently reads as follows:

“A rate equal to the Prime Rate in effect from time to time, plus 1% per annum.”

is hereby amended to read as follows:

“A rate equal to the Prime Rate in effect from time to time.”

     4. Financial Covenants. Effective March 31, 2013, Section 5 of the Schedule to the Loan Agreement is amended in its entirety to read as follows:

“5. Financial Covenants (Section 5.1): Parent shall comply with the following financial covenants (on a consolidated basis):

“(a) Parent shall maintain trailing 12-month EBITDA of not less than $15,000,000 for each trailing 12-month period ending at the end of each month, commencing with the 12-month period ending March 31, 2013 and continuing at the end of each month thereafter.

“(b) Parent shall maintain a Fixed Charge Coverage Ratio of not less than 1.5 to 1.00 for each trailing 12-month period ending at the end of each month, commencing with the 12-month period ending March 31, 2013 and continuing at the end of each month thereafter.

“As used herein, the following terms have the following meanings:

“ ‘EBITDA’ means for any applicable period, on a consolidated basis, the net income of Parent for such period, before interest expense, income taxes, depreciation, other non-cash amortization expenses, FAS 123R stock compensation expense, and other non-cash expenses, including but not limited to impairment charges, in each case determined in accordance with GAAP.

“ ‘Fixed Charge Coverage Ratio’ means for any applicable period, on a consolidated basis, the ratio of (i) Parent’s EBITDA minus its non-financed capital expenditures, TO (ii) the sum of Parent’s cash interest expense, cash principal payments on Indebtedness (other than for the Indentified Payments), cash taxes, and cash dividends. (Payment of cash dividends remains subject to the restrictions in this Agreement.)”

Amendment to Loan Agreement

“ ‘Identified Payments’ means (i) principal payments on the Revolving Loans, (ii) the payment of the Term Loan that is made on or about the date of the WRX Acquisition with proceeds of the New Term Loan and (iii) payments arising in connection with the Navman Acquisition (as defined in the Sixth Amendment) that are made in accordance with the provisions of Section 5.5(xvi-1) of the Loan Agreement (as such section was added to the Loan Agreement pursuant to the Sixth Amendment).”

“ ‘Sixth Amendment’ means the Sixth Amendment to the Loan Agreement dated May 7, 2012 between Lender and Borrower.”

Notwithstanding the above amendment, Parent shall comply with the financial covenants set forth in Section 5 of the Schedule as in effect prior to March 31, 2013, for periods prior to March 31, 2013.

     5. WRX Acquisition. The following definitions are added to Section 8 of the Loan Agreement:

“ ‘WRX’ means Wireless Matrix USA, Inc. a Delaware Corporation.”

“ ‘WRX Acquisition’ means the acquisition by Borrower of 100% of the outstanding stock of WRX.”

     6. Consent to WRX Acquisition; WRX Co-Obligor. Lender hereby consents to the WRX Acquisition subject to the following conditions (the “WRX Conditions”): (i) the documentation relating to the WRX Acquisition shall be acceptable to Lender in its Good Faith Business Judgment, (ii) the WRX Acquisition is consummated on or before March 31, 2013, and (iii) at the date the WRX Acquisition is consummated, before and after giving effect thereto, no Event of Default and no event which, with notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing. On written request of the Lender, Borrower shall cause WRX to become a co-obligor under the Loan Agreement concurrently with, or after the closing of the WRX Acquisition (as selected by Lender), pursuant to a Joinder Agreement and other documentation in such form as Lender shall reasonably specify.

Amendment to Loan Agreement

     7. New Term Loan. Effective on the date of the WRX Acquisition and subject to the WRX Conditions, the Loan Agreement is amended as follows:

(a) The portion of Section 1 of the Schedule to the Loan Agreement, which presently reads as follows:

“The ‘Credit Limit’ shall be an amount equal to the combined maximum amount of the Term Loan and the Revolving Loans set forth below.

is amended to read as follows:

“The ‘Credit Limit’ shall be an amount equal to the combined maximum amount of the New Term Loan and the Revolving Loans set forth below.

(b) Subsection (b) of the definition of “Credit Limit” in Section 1 of the Schedule to the Loan Agreement, titled “Term Loan”, is amended to read as follows:

“(b) New Term Loan.

“(i)

New Term Loan Amount; Disbursement. The New Term Loan shall be in the original principal amount of $5,000,000, and, subject to the terms and conditions in this Agreement, shall be disbursed to the Borrower, in one disbursement, on closing of the WRX Acquisition. The proceeds of the New Term Loan shall be used first to repay in full the unpaid principal balance of the Term Loan outstanding prior to disbursement of the New Term Loan and all accrued interest thereon, and the balance shall be disbursed as the Borrower shall direct.

“(ii)

Principal Payments. The principal of the New Term Loan shall be repaid in monthly principal payments of $83,333.34 each, commencing on the first day of the first month following closing of the WRX Acquisition, and continuing on the first day of each month thereafter, until the fourth anniversary of the date of disbursement of the New Term Loan, on which date the entire unpaid principal balance of the New Term Loan and all accrued and unpaid interest thereon shall be due and payable.

“(iii)

Interest and Interest Payments. The New Term Loan shall bear interest at a rate equal to the Prime Rate in effect from time to time, computed on the basis of a 360-day year for the actual number of days elapsed. Accrued interest on the New Term Loan shall be paid monthly as provided in Section 1.2 of this Loan Agreement.

“(iv)

Prepayment. The principal of the New Term Loan may be prepaid at any time, without premium or penalty, in whole or in part. Partial prepayments of principal of the New Term Loan shall be applied to the unpaid principal installments on the New Term Loan in the inverse order of their maturity.

“(v)

Maximum Total Obligations. In no event shall the total Obligations at any time outstanding exceed $15,000,000, and if for any reason they do, Borrower shall immediately pay the excess to the Lender to be applied to the Obligations. ”

Amendment to Loan Agreement

     8. Success Fee. The Loan Agreement is amended by adding the following to Section 3 of the Schedule to the Loan Agreement:

“Success Fee: Effective on the closing of the WRX Acquisition, Borrower agrees to pay Lender Success Fees as follows:

(i) $7,500 on the first anniversary of the WRX Acquisition, provided that, if the Loan Agreement is terminated on or prior to the first anniversary of the WRX Acquisition, then Borrower shall pay Lender the $7,500 Success Fee on the date of termination and Borrower shall not be obligated to pay any of the Success Fees below; and

(ii) $37,500 on the second anniversary of the WRX Acquisition, provided that, if the Loan Agreement is terminated after the first anniversary of the WRX Acquisition and on or prior to the second anniversary of the WRX Acquisition, then Borrower shall pay Lender the $37,500 Success Fee on the date of termination and Borrower shall not be obligated to pay any of the Success Fees below; and

(iii) $37,500 on the third anniversary of the WRX Acquisition, provided that, if the Loan Agreement is terminated after the second anniversary of the WRX Acquisition and on or prior to the third anniversary of the WRX Acquisition, then Borrower shall pay Lender the $37,500 Success Fee on the date of termination and Borrower shall not be obligated to pay any of the Success Fees below; and

(iv) $37,500 on the fourth anniversary of the WRX Acquisition, provided that, if the Loan Agreement is terminated after the third anniversary of the WRX Acquisition and on or prior to the fourth anniversary of the WRX Acquisition, then Borrower shall pay Lender the $37,500 Success Fee on the date of termination.

     9. Representations True. Borrower represents and warrants to Lender that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

Amendment to Loan Agreement

     10. General Release. In consideration for Lender entering into this Amendment, Borrower hereby irrevocably releases and forever discharges Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the “Releasees”), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which Borrower now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment (collectively, the “Released Claims”). Borrower hereby irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, and Borrower irrevocably waives any benefits it may have under California Civil Code Section 1542 which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. Borrower represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify Lender against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of Lender’s choice and costs, which Lender may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty.

     11. Governing Law; Jurisdiction; Venue. This Amendment and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Amendment or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in a court located in Los Angeles County, California, and each party consents to the jurisdiction of any such court and the referee referred to in Section 9.20 of the Loan Agreement, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in the Loan Agreement or by any other method permitted by law.

     12. Dispute Resolution. The provisions of Section 9.20 of the Loan Agreement relating to dispute resolution shall apply to this Amendment, and the terms thereof are incorporated herein by this reference.

     13. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Lender and Borrower, and the other written documents and agreements between Lender and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Lender and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Amendment to Loan Agreement

     14. Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AMENDMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AMENDMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signatures on Next Page]

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Amendment to Loan Agreement

Borrowers:

CalAmp Corp.		CalAmp Wireless Networks Corporation

By	/s/ Richard Vitelle	By	/s/ Garo Sarkissian
	Richard Vitelle		Garo Sarkissian
	VP Finance & CFO		VP Corporate Development

Lender:

Square 1 Bank

By	/s/ Mike Griffin
Title	Vice President